UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2007

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-50626 (Commission File Number)	91-1707622 (IRS Employer Identification No.)

200 Connell Drive Suite 1500 Berkeley Heights, NJ 07922 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 10, 2007, Cyclacel Pharmaceuticals, Inc., a Delaware corporation (“Cyclacel” or the “Company”), entered into a Committed Equity Financing Facility (the “CEFF”) with Kingsbridge Capital Limited (“Kingsbridge”), pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to $60 million of the Company’s common stock over a three-year period. As part of the CEFF, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with Kingsbridge, and issued a warrant (the “Warrant”) to Kingsbridge to purchase 175,000 shares of Cyclacel’s common stock at an exercise price of $7.17 per share which represents a 30% premium over the average of the closing bid prices of Cyclacel’s common stock during the 5 trading days preceding the signing of the Common Stock Purchase Agreement. The Warrant is fully exercisable beginning six months after December 10, 2007 and for a period of five years thereafter, subject to certain conditions.

From time to time under the CEFF, the Company may, subject to certain conditions, require Kingsbridge to purchase shares of common stock at a price that is between 90% and 94% of the volume weighted average price for each trading day during an eight day pricing period. This allows the Company to raise capital as required, at the time and in amounts it deems suitable. The maximum number of shares the Company may issue pursuant to the CEFF is the lesser of 4,084,590 shares and $60 million of common stock. The Company may access capital under the CEFF in draw downs of up to 2.0 percent of Cyclacel’s market capitalization at the time of the draw down. Alternatively, the Company can make draw downs under the CEFF to a maximum of the lesser of (i) 3.0 percent of Cyclacel’s market capitalization at the time of the draw down and (ii) the alternative draw down amount calculated pursuant to the Common Stock Purchase Agreement. Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement with respect to the resale of the shares of common stock issuable under the CEFF and upon exercise of the warrant within sixty (60) days of entering into the CEFF and to use commercially reasonable efforts to have such registration statement declared effective by the Securities and Exchange Commission within one hundred eighty (180) days of entering into the CEFF. In accordance with the NASDAQ Stock Market LLC rules and under the terms of the CEFF, the maximum number of shares of common stock that the Company may sell is 4,084,590 shares (exclusive of the shares underlying the warrant), which is approximately the maximum number that the Company may sell to Kingsbridge without the approval of Cyclacel’s stockholders. This limitation may further limit the proceeds that the Company is able to obtain under the CEFF.

Cyclacel is not obligated to utilize any of the $60 million available under the CEFF, and there are no minimum commitments or minimum use penalties. The CEFF does not contain any restrictions on Cyclacel’s operating activities, automatic pricing resets or minimum market volume restrictions.

The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Regulation D, Rule 506 thereunder, in connection with obtaining Kingsbridge’s commitment under the CEFF, and for the issuance of the Warrant in consideration of such commitment.

The Common Stock Purchase Agreement, the Warrant and the Registration Rights Agreement are filed as Exhibits 10.1, 4.1 and 4.2 to this Current Report on Form 8-K, respectively, and incorporated herein by reference. In addition, on December 11, 2007, we issued a press release announcing our entry into the CEFF. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.01	Unregistered Sales of Equity Securities.

On December 10, 2007, the Company entered into the CEFF described in more detail in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Number	Description
4.1	Warrant for the purchase of shares of common stock, dated December 10, 2007, issued by the Company to Kingsbridge Capital Limited.
4.2	Registration Rights Agreement, dated December 10, 2007, by and between the Company and Kingsbridge Capital Limited.
10.1	Common Stock Purchase Agreement, dated December 10, 2007, by and between the Company and Kingsbridge Capital Limited.
99.1	Press release, dated December 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.
By:	/s/ Paul McBarron
Name:	Paul McBarron
Title:	Executive Vice President—Finance and Chief Operating Officer

Date: December 11, 2007

EXHIBIT INDEX

Exhibit No.	Description
4.1	Warrant for the purchase of shares of common stock, dated December 10, 2007, issued by the Company to Kingsbridge Capital Limited.
4.2	Registration Rights Agreement, dated December 10, 2007, by and between the Company and Kingsbridge Capital Limited.
10.1	Common Stock Purchase Agreement, dated December 10, 2007, by and between the Company and Kingsbridge Capital Limited.
99.1	Press Release, dated December 11, 2007.